Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-173513) and on Form S-8 (No. 333-164688) of Mistras Group, Inc. of our report dated August 14, 2012 relating to the financial statements for the year ended May 31, 2012, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
August 8, 2014